U.S. GEOTHERMAL INC.
(A Development Stage Company)

Consolidated Financial Statements
March 31, 2007

Board of Directors
U.S. Geothermal Inc.
Boise, Idaho

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of U.S. Geothermal Inc. (a development stage company) as of March 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended and for the period from February 26, 2002 (inception) through March 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Geothermal Inc. as of March 31, 2007 and 2006 and the results of its operations, stockholders’ equity, and cash flows for the year then ended and for the period from February 26, 2002 (inception) through March 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
June 25, 2007

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars)

	March 31,	March 31,
	2007	2006

ASSETS

Current
Cash and cash equivalents	$6,759,161	$196,499
Restricted cash	5,363,400	-
Private placement proceeds receivable	-	19,961,890
Accounts receivable from subsidiary	154,277	-
Other current assets	27,706	11,429
Total current assets	12,304,544	20,169,818

Investment in subsidiary (note 2)	6,230,410	-
Property, plant and equipment	4,138,386	1,726,115
Total assets	$22,673,340	$21,895,933

LIABILITIES

Current:
Accounts payable and accrued liabilities	$1,446,952	$270,831
Related party accounts payable	9,510	10,083
Total current liabilities	1,456,462	280,914
Long-term:
Stock compensation payable (note 2 and 6)	2,397,564	1,707,548
Total liabilities	3,854,026	1,988,462

STOCKHOLDERS’ EQUITY

Capital stock
Authorized:
100,000,000 common shares with a $0.001 par value
Issued and outstanding:
43,810,512 shares at March 31, 2007 and
18,263,844 shares at March 31, 2006	43,811	18,264
Capital stock issuable	-	20,134,260
Additional paid-in capital	25,767,826	4,954,690
Accumulated deficit before development stage	(1,004,630)	(1,004,630)
Accumulated deficit during development stage	(5,987,693)	(4,195,113)
Total stockholders’ equity	18,819,314	19,907,471

Total liabilities and stockholders’ equity	$22,673,340	$21,895,933

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Stated in U.S. Dollars)

					Cumulative Period
	Year Ended March 31,				From February 26,
					2002 (Inception) to
	2007		2006	2005	March 31, 2007

Revenue	$-	$		$-	$-

Operating Expenses
Loss from investment in subsidiary	102,336		-	-	102,336
Consulting fees	67,913		29,005	489,747	463,804
Corporate admin and development	215,914		185,186	118,098	549,481
Exploration expenditures	-		-	438,885	440,611
Professional fees	663,009		386,275	104,081	1,627,001
Management fees	45,515		36,415	86,463	326,748
Salaries and wages	506,354		484,656	129,219	1,094,223
Stock based compensation	978,772		180,779	295,540	1,751,163
Travel and promotion	408,056		360,753	89,497	882,574
Loss from Operations	(2,987,869)		(1,663,069)	(1,751,530)	(7,237,941)

Other Income
Foreign exchange gain	411,341		149,200	(95,885)	422,611
Other income	90,206		-	-	90,206
Interest income	693,738		23,276	16,994	737,431

Net Loss	$(1,792,584)		$(1,490,593)	$(1,830,421)	$(5,987,693)

Basic And Diluted Net Loss Per Share	$(0.04)		$(0.09)	$(0.12)

Weighted Average Number Of Shares
Outstanding for Basic and Diluted Calculations	43,640,303		17,797,637	15,209,468

Other Comprehensive Income (Loss)
Net loss for the period	$(1,792,584)		$(1,490,593)	$(1,830,421)	$(5,987,693)
Foreign currency translation
adjustment	-		(165,262)	165,262	-

Total Comprehensive Loss	$(1,792,584)		$(1,655,855)	$(1,665,159)	$(5,987,693)

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)

				From February
				26, 2002
	Year Ended March 31,			(Inception) to
	2007	2006	2005	March 31, 2007

Operating Activities:
Net loss	$(1,792,584)	$(1,490,593)	$(1,830,421)	$(5,987,693)
Add non-cash items:
Depreciation	16,511	1,350	1,399	19,836
Loss of operations of subsidiary	133,304	-	-	133,304
Shares issued for other than cash	65,384	84,000	-	198,984
Stock based compensation	978,772	180,779	295,540	1,751,162
Change in non-cash working capital items:
Accounts receivable, subsidiary	(154,277)	-		(154,277)
Accounts payable and accrued
liabilities	(160,166)	115,812	(20,363)	120,748
Prepaid expenses & other	(16,277)	(1,608)	(24,294)	(27,706)
Total cash used by operating activities	(929,333)	(1,110,260)	(1,578,139)	(3,945,642)

Investing Activities:
Purchases of property, plant and equipment	(1,093,068)	(1,131,764)	(41,331)	(2,822,508)
Cash acquired in business combination	-	-	-	5,798
Cash restricted under contract	(5,363,400)	-	-	(5,363,400)
Investment in subsidiary	(6,363,714)	-	-	(6,363,714)
Total cash used by investing activities	(12,820,182)	(1,131,764)	(41,331)	(14,543,824)

Financing Activities:
Issuance of share capital, net of share issue
cost	20,312,177	646,710	2,576,562	25,215,835
Total cash provided by financing
activities	20,312,177	646,710	2,576,562	25,215,835

Foreign Exchange Effect On Cash And
Cash Equivalents	-	(165,262)	129,470	-

Increase (Decrease) In Cash And Cash
Equivalents	6,562,662	(1,760,576)	1,086,562	6,759,161

Cash And Cash Equivalents, Beginning
Of Period	196,499	1,957,075	870,513	-

Cash And Cash Equivalents, End Of Period	$6,759,161	$196,499	$1,957,075	$6,759,161

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Stated in U.S. Dollars)

	Year Ended			From February 26, 2002
		March 31,		(Inception) to
	2007	2006	2005	March 31, 2007

Supplemental Disclosure:
Non-cash investing and financing activities
Shares issued for settlement of debt				$173,639
Shares issued with employment agreements	$65,384	$84,000		198,984
Shares issued for geothermal property			$60,350	77,350
Purchase of property and equipment on account	1,335,714			1,335,714
Warrants issued for share issue cost				158,778

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMALINC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)

FROM INCEPTION, FEBRUARY 26, 2002 TO MARCH 31, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Shares issued for cash at $0.015 per share – February 26,
2002	2,600,000	$2,600	$37,400	$-	$-	$-	$-	$40,000
Shares and warrants issued for Geothermal property at
$0.009 – March 5, 2002	1,895,000	1,895	15,105					17,000

Balance, March 31, 2002 – U.S. Geothermal Inc. – Idaho	4,495,000	4,495	52,505	-	-	-	-	57,000

Shares issued for cash at $0.25 per share – May 28, 2002	395,000	395	98,355					98,750
Shares issued for services at $0.25 per share – May 28,
2002	5,000	5	1,245					1,250
Shares issued for cash at $0.30 per share – November 1,
2002	1,023,667	1,024	306,076					307,100
Shares issued for services at $0.30 per share – November
1, 2002	10,000	10	2,990					3,000
Shares issued for services at $0.30 per share – February
14, 2003	151,170	151	45,199					45,350

Net loss for the period							(164,909)	(164,909)

Balance carried forward, March 31, 2003 – U.S.
Geothermal Inc. – Idaho	6,079,837	$6,080	$506,370	$-	$-	$-	$(164,909)	$347,541

U.S. GEOTHERMALINC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)

FROM INCEPTION, FEBRUARY 26, 2002, TO MARCH 31, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Balance carried forward, March 31, 2003 – U.S.
Geothermal Inc. – Idaho	6,079,837	$6,080	$506,370	$-	$-	$-	$(164,909)	$347,541

Consolidation adjustment to the number of shares issued
and outstanding as a result of the reverse take-over
transaction- U.S. Geothermal Inc.- Idaho; December
19, 2003	(6,079,837)	(6,080)	6,080					-
Legal parent company shares issued and outstanding at
time of reverse take-over- U.S. Cobalt Inc.; December
19, 2003	2,274,616	2,275	(2,275)					-
Shares issued for acquisition of U.S. Geothermal Inc.-
Idaho	6,939,992	6,940	(6,940)				(408,166)	(408,166)
Warrants issued for acquisition of U.S. Geothermal Inc.-
Idaho					629,256		(629,256)	-

Shares and warrants issued for cash at a price of $0.45 per
share in a private placement, net of share issue costs of
$75,122 paid in cash and $25,437 paid by issuance of
83,333 agent’s warrants- December 19, 2003	3,322,221	3,322	959,230		457,326			1,419,878
Shares and warrants issued for conversion of notes at
$0.45 per share – February 20, 2004	385,864	386	123,090		50,162			173,638
Stock options granted			296,081					296,081

Foreign currency translation gain						35,792		35,792

Net loss for the year							(676,398)	(676,398)

Balance, March 31, 2004	12,922,693	$12,923	$1,881,636	$-	$1,136,744	$35,792	$(1,878,729)	$1,188,366

U.S. GEOTHERMALINC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)

FROM INCEPTION, FEBRUARY 26, 2002 TO MARCH 31, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Balance, March 31, 2004	12,922,693	$12,923	$1,881,636	$-	$1,136,744	$35,792	$(1,878,729)	$1,188,366

Shares and warrants issued for cash at a price of $0.66 in
a private placement, net of share issue costs of
$225,131 paid in cash and $133,341 paid by the
issuance of 280,000 agent’s warrants- September 17,
2004	4,000,001	4,000	1,103,082		1,324,038			2,431,120
Shares issued for property at a price of $0.60- February
22, 2005	100,000	100	60,251					60,351
Shares issued for stock options exercised	308,735	309	145,133					145,442
Stock options granted			295,540					295,540
Foreign currency translation gain						129,470		129,470
Net loss for the year							(1,830,421)	(1,830,421)
Balance, March 31, 2005	17,331,429	17,332	3,485,642	-	2,460,782	165,262	(3,709,150)	2,419,868
Stock options granted			180,780					180,780
Expiration of stock purchase warrants			1,061,145		(1,061,145)			-
Shares issued for stock options and warrants exercised	812,415	812	526,753		(75,599)			451,966
Stock issued as result of employment agreements	120,000	120	83,880					84,000
Foreign currency translation loss						(165,262)	32,792	(132,470)
Capital stock issuable as result of a private placement to
be closed April 3, 2006				20,134,260				20,134,260
Stock compensation liability			(383,510)		(1,324,038)			(1,707,548)

Net loss for the year							(1,523,385)	(1,523,385)

Balance, March 31, 2006	18,263,844	$18,264	$4,954,690	$20,134,260	$-	$-	$(5,199,743)	$19,907,471

U.S. GEOTHERMALINC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)

FROM INCEPTION, FEBRUARY 26, 2002 TO MARCH 31, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Balance, March 31, 2006	18,263,844	$18,264	$4,954,690	$20,134,260	$-	$-	$(5,199,743)	$19,907,471

Stock issued as result of employment agreements	49,168	49	65,331				4	65,384
Stock options granted			978,772					978,772
Shares issued for stock options and warrants
exercised	497,500	498	487,595		(137,806)			350,287
Capital stock issued as result of a private
placement closed April 3, 2006	25,000,000	25,000	20,109,260	(20,134,260)				-
Stock purchase warrants expired			1,186,232		(1,186,232)			-

Stock compensation liability			(2,014,054)		1,324,038			(690,016)

Net loss for the period							(1,792,584)	(1,792,584)

Balance, March 31, 2007	43,810,512	$43,811	$25,767,826	$-	$-	$-	$(6,992,323)	$18,819,314

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007
(Stated in U.S. Dollars)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

When U.S. Cobalt Inc. (“GTH” or the “Company”) completed a reverse take-over on December 19, 2003, the former stockholders of U.S. Geothermal Inc. (“GEO – Idaho”) a company incorporated on February 26, 2002 in the State of Idaho, acquired control of GTH. In connection with the transaction, U.S. Cobalt Inc. changed its name to U.S. Geothermal Inc. and consolidated its common stock on a one new to five old basis. All references to common shares in these financial statements have been restated to reflect the roll-back of common stock.

The Company has been in the development stage since its formation and has not yet realized any revenues from its planned operations. GEO - Idaho operates for the purpose of acquiring geothermal properties and entered into an agreement with Vulcan Power Company (“Vulcan”) of Bend, Oregon, U.S.A., pursuant to which it acquired a 100% interest in the Raft River Geothermal Property located in Cassia County, Idaho, U.S.A. (Note 3).

Basis of Presentation

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The Company consolidates more-than-50% owned subsidiaries that it controls and entities over which control is achieved through means other than voting rights. These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The accounts of the following companies are consolidated in these financial statements:

i)	U.S. Geothermal Inc. (incorporated in the State of Delaware);
ii)	U.S. Geothermal Inc. (incorporated in the State of Idaho);
iii)	U.S. Cobalt Inc. (incorporated in the State of Colorado);
iv)	U.S. Geothermal Services, LLC (incorporated in the State of Delaware).

All Company transactions are eliminated on consolidation.

Raft River Energy I LLC was consolidated through July 2006, after which the entity is recorded under the equity method. See Consolidation of Variable Interest Entity in Note 2 for further discussion.

Reclassification

Certain amounts from prior periods have been reclassified to conform to the current period presentation. This reclassification has resulted in no changes to the Company’s accumulated deficit or net losses presented.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are summarized accounting policies considered to be significant by the Company’s management:

Accounting Method

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Development Stage Company

Pursuant to Statement of Financial Accounting Standards No. 7, “Accounting and Reporting by Development Stage Enterprises” (SFAS 7), the Company is considered to be a development stage enterprise since its planned principal operations have not commenced. The various entities that comprised the Company prior to February 26, 2002 were not engaged in operations directly related to the development of geothermal power plants. After that time, the Company began its current and primary development activities, and accordingly, accounted for the accumulated deficit separately from the prior operations. The statements of operations, stockholders’ equity and cash flows present the accumulated activities from the inception of the current operating activities to present. This presentation will continue until the Company begins operations.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company’s financial position and results of operations.

Cash and Cash Equivalents

The Company considers all unrestricted cash, short term deposits, and other investments with maturities of no more than ninety days when acquired to be cash and cash equivalents for the purposes of the statement of cash flows. Discussion regarding restricted cash is included in Notes 5 and 9. With the large value of funds invested in short term deposits, small variations in short term interest rates may materially affect the value of cash equivalents. Investments in government obligations accumulate higher interest, but the principal balance is not insured by the FDIC. All investments held by the Company are highly liquid, available on demand.

Concentration of Credit Risk

The Company’s cash and cash equivalents consisted of commercial bank deposits, a money market account, and petty cash. The money market funds totaled $12,081,369, and are not subject to deposit insurance. Cash deposits are held in a commercial bank in Boise, Idaho, and in a commercial bank in Vancouver, British Columbia. The accounts in Idaho are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Canadian dollar accounts in British Columbia are guaranteed by the Canadian Deposit Insurance Corporation (CIDC) up to $100,000 Canadian (approximately $86,000 in U.S. dollars at March 31, 2007). At March 31, 2007, the Company exceeded the FDIC insured amount by approximately $53,800 and did not exceed the CIDC insured amount.

Consolidation of Variable Interest Entities

The Company has a significant interest in a Raft River Energy I, LLC (RREI), which has been determined to be a variable interest entity as defined by FASB Interpretation No. 46(R) (FIN 46(R)). RREI’s purpose is to hold the financial interests of the first phase of the Raft River project for the construction of a 10 megawatt geothermal power plant. As described below, the Company’s interest changed during the current fiscal period from primary beneficiary to a significant interest.

RREI resulted from agreements signed August 9, 2006, between U.S. Geothermal Inc. and Raft River Holdings, LLC, a subsidiary of the Goldman Sachs Group, for construction financing of Phase I of the Raft River project. To accommodate the construction financing, U.S. Geothermal sold 50% of its ownership in Raft River Energy to Raft River Holdings. As a result of the agreements, U.S. Geothermal is required to contribute approximately $6,400,000 in cash and property, and Raft River Holdings is required to contribute $34,000,000 to Raft River Energy.

As of March 31, 2007, U.S. Geothermal Inc. has contributed $6,363,714 in cash and property to the project, while Raft River Holdings has contributed $23,458,100. As a result, Raft River Holdings has been designated the primary beneficiary.

For periods prior to August 2006, U.S. Geothermal was the 100% owner of RREI and consolidated the loss of $30,968. For the period August 2006 to March 2007, U.S. Geothermal recorded RREI under the equity method of accounting for investments in subsidiaries based on the capital contribution ratio at March 31, 2007 (loss of $102,336).

RREI’s financial information is summarized as follows:

As of November 24, 2006:
Total current assets	$3,417,793
Property and equipment	18,618,764
Total assets	$22,036,557

Total current liabilities	$3,360,052
Members’ equity	18,676,505
Total liabilities and equity	$22,036,557

From inception on August 18, 2005 to
November 24, 2006:
Operating revenues	$0
Operating loss	(245,879)
Net loss	(237,309)

Property, Plant and Equipment

Costs of acquisition of geothermal properties are capitalized on an area-of-interest basis. Geothermal properties include all direct costs for the acquisition of land rights, water rights and mineral rights. Amortization of these costs will be on a unit-of-production basis, based on estimated proven geothermal reserves should such reserves be found. If an area of interest is abandoned, the costs thereof are charged to income in the year of abandonment. With the inherent uncertainty of calculating the units of production for a renewable resource, revisions to the estimates and the subsequent field performance of the resource would cause the life of the resource to differ significantly from the estimated units of production. A large percentage increase or decrease in the estimated reserves would decrease or increase the depreciation, depletion or amortization of capital costs proportionately.

The Company expenses all costs related to the development of geothermal reserves prior to the establishment of proven and probable reserves.

Depreciation will be based upon the estimated useful life of the asset. For assets directly related to revenue production defined by a specific contract, the estimated useful lives will not exceed the life of the contract. Depletion on wells and other assets directly involved in the extraction of the natural resources will be based upon the total estimated capacity on a unit of production basis. Units will be defined as gallons of geothermal water, processed through the plant, used directly in the production of revenues.

Other equipment is recorded at cost. Depreciation of other equipment is calculated on a straight-line basis at an annual rate of 30%.

Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144) establishes a single accounting model for long-lived assets to be disposed of by sale including discontinued operations. SFAS 144 requires that these long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. The Company has adopted SFAS 144 and evaluates its long-term assets annually for impairment or when circumstances or events occur that may impact the fair value of the assets. The fair value of geothermal property is primarily evaluated based upon the present value of expected revenues directly associated with those assets. An impairment loss would be recognized if the carrying amount of a capitalized asset is not recoverable and exceeds its fair value. As expected for the initial stages of the Company’s operations, circumstances have not warranted the recognition of losses due to the impairment of long-lived assets.

Asset Retirement Obligations

Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. The Company has previously adopted this statement, with no impact to the Company’s financial statements.

Stock Options Granted to Employees and Non-employees

On April 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)), which requires the measurement of the value of employee services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. For employees, directors and officers, the fair value of the awards are expensed over the vesting period. The current vesting period for all options is eighteen months.

Under SFAS 123(R), the Company has elected to use the modified prospective transition method, and accordingly, the Company’s consolidated financial statements for periods prior to adoption of SFAS 123(R) have not been restated to reflect, and do not include the impact of adopting.

For non-employee stock based compensation, the Company has adopted EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF Issue No. 00-18, “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees.” Non-employee stock options have been granted, at the Board of Director’s discretion, to select vendors as a bonus for exceptional performance. Prior to issuance of the awards, the Company was not under any obligation to issue the stock options. Subsequent to the award, the recipient was not obligated to perform any services. Therefore, the fair value of these options was expensed on the grant date which was also the measurement date.

Pursuant to the requirements to SFAS 123(R), the Company made certain reclassifications to its consolidated balance sheet as of March 31, 2006, to reflect the stock compensation liability that resulted from the issuance of stock options denominated in a foreign currency. The reclassification from shareholder equity to liabilities amounted to $1,707,548 at March 31, 2006. We account for stock-based compensation in accordance with SFAS No.123(R), Share-Based Payment. Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including estimating expected dividends. In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standard No. 128 “Earnings per Share” (SFAS 128), which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Although there were common stock equivalents outstanding at March 31, 2007 and 2006, they were not included in the calculation of earnings per share because their inclusion would have been considered anti-dilutive.

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, refundable tax credits, and accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

Refundable tax credit is comprised of Goods and Services Tax (“GST”) which is refundable from the Government of Canada.

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Transactions in foreign currency are converted into U.S. dollars using the current method as follows:

  Monetary items at the rate prevailing at the balance sheet date;
  Non-monetary items at the historical exchange rate;
  Revenue and expenses at the average rate in effect during the applicable accounting period.

Adjustments arising from the translation of the foreign currency amounts are included as a separate component of stockholders’ equity.

Foreign Operations

The accompanying balance sheet contains certain recorded Company assets (principally cash) in a foreign country (Canada). Although Canada is considered economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS 109 to allow recognition of such an asset.

At March 31, 2007, the Company had net deferred tax assets calculated at an expected rate of 34% of approximately $2,177,500 (March 31, 2006 - $1,568,000) principally arising from net operating loss carry forwards and stock compensation. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset was recorded at March 31, 2007. The significant components of the deferred tax asset at March 31, 2007 and March 31, 2006 were as follows:

	March 31,	March 31,
	2007	2006
Net operating loss carry forward	$6,404,500	$4,612,100

Deferred tax asset	$2,177,500	$1,568,000
Deferred tax asset valuation allowance	(2,177,500)	(1,568,000)
Net deferred tax asset	$-	$-

At March 31, 2007, the Company has net operating loss carry forwards of approximately $6,404,500 ($4,612,100 in March 31, 2006), which expire in the years 2023 through 2027. The change in the allowance account from March 31, 2006 to March 31, 2007 was $609,500.

Although we believe that our estimates are reasonable, no assurance can be given that the final tax outcome of these matters will not be different than that which is reflected in our tax provisions. Ultimately, the actual tax benefits to be realized will be based upon future taxable earnings levels, which are very difficult to predict.

Going Concern

Based on the Company’s projected spending over the next 12 months, the $20,134,260 cash received from the private placement completed April 3, 2006, and the private placement completed in June 2007 (details provided in footnote 10), the Company’s auditors have removed the going concern qualification from the Company’s financial statements. Management believes that sufficient funding will be available to meet its business objectives, including anticipated cash needs for working capital, and financing for construction of the phase one power plant. As shown in the accompanying consolidated financial statements, the Company has incurred an accumulated deficit of $7,025,115 and has no revenue from operations. In the ordinary course of constructing a power plant facility of this size and complexity, cost overruns and contract delays can significantly affect the economics of the project. Failure to achieve commercial operations of the power plant prior to December 31, 2008 would jeopardize the production tax credit, and could materially affect the ability of U.S. Geothermal to operate as a going concern.

Accounting Pronouncements - Recent

The Fair Value Option for Financial Assets and Financial Liabilities
In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, although early adoption is permitted. Management is currently evaluating the potential impact of the adoption of this statement on the financial position, results of operations and cash flows of the Company. Management has not elected early adoption of this statement.

Defined Benefit Pension and Other Postretirement Plans
In September, 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87,88,106, and 132(R)” (SFAS No. 158”). This statement requires an employer to recognize the overfunded or underfunded statues of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not for profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year end statement of financial position, with limited exceptions. The adoption of this statement had no immediate material effect on the Company’s financial condition or results of operations.

Fair Value Measurements
In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157). This statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. The statement is to be effective for financial statements issued in 2008; however, earlier application is encouraged. The Company is currently evaluating the timing of adoption and the impact that adoption might have on its financial position or results of operations.

Accounting for Uncertainty in Income Taxes
In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS 109. Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The interpretation is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on the Company's consolidated financial position, results of operations, cash flows or financial statement disclosures.

NOTE 3 - REVERSE TAKE-OVER

Effective December 19, 2003, GTH acquired 100% of the issued and outstanding voting shares of GEO - Idaho by issuing 6,939,992 common shares and 2,420,217 share purchase warrants, of which 2,150,309 common shares and no share purchase warrants were held in escrow as at December 31, 2005 (as of March 31, 2005, 4,243,325 common shares and 1,946,937 share purchase warrants were held in escrow). Each share purchase warrant entitled the holder to purchase one additional common share at a price of $0.75 per share until December 19, 2005. As of December 31, 2005, the 2,420,217 stock purchase warrants noted above expired without exercise. Since the transaction resulted in the former shareholders of GEO - Idaho owning the majority of the issued shares of GTH, the transaction, which is referred to as a “reverse take-over”, has been treated for accounting purposes as an acquisition by GEO - Idaho of the net assets and liabilities of GTH. Under this purchase method of accounting, the results of operations of GTH are included in these financial statements from December 19, 2003. GEO - Idaho is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the balance sheet at their previously recorded values.

The Company determined that the share purchase warrants issued as part of the aforementioned transaction have a fair value of $629,256 as determined by using the Black-Scholes pricing model with the assumptions as stated in Note 6. The amount is considered to be additional consideration given to the former GEO - Idaho shareholders and, as such, was allocated, along with the net liabilities assumed of GTH, to accumulated deficit. The acquisition is summarized as follows:

Current assets (including cash of $5,798)	$11,616
Current liabilities	(419,782)
Net liabilities assumed	$(408,166)

The net liabilities assumed have been charged to accumulated deficit.

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT

During the year ended March 31, 2007, the Company incurred an additional $12,084,849 in construction costs for Raft River Project phase I. These costs were primarily for the drilling of additional wells and the construction of the power plant and related infrastructure. Raft River Holdings reimbursed the Company for $4,917,100 in amounts associated with Raft River Energy phase I. As described in note 2, property (both geothermal property and construction in process) was transferred to Raft River Energy, in exchange Company’s interest in the subsidiary that amounted to $6,363,714. In addition to construction activities, the Company acquired 1,083 acres of surface rights in exchange for cash payments of $1,281,006 and 631 acre feet per annum in water rights for $138,820. Legal fees for $87,121 were incurred for the acquisition of mineral rights. The Company acquired access to 5,409 acres of surface, mineral and geothermal rights through a lease payment of $15,000. Vehicles, furniture and computer equipment utilized by the corporate administrative and the Raft River site offices were purchased for $102,800.

For the year ended March 31, 2006, the Company acquired a 100% interest in the Raft River Geothermal Property by making cash payments totalling $250,000 in 2003, $225,000 in 2004 and the final instalment of $125,000 in 2005. The Company has also completed the requisite work program. In addition, the Company has paid $57,728 to acquire two purchase options on 1,083 acres of surface and water rights, and paid $949,036 to initiate construction of the Raft River Project.

Property, plant and equipment consisted of the following at the dates shown:

	March 31,	March 31,
	2007	2006
Geothermal Property (land and equipment)
Balance, beginning of period	$775,079	$592,351
Contributed to subsidiary	(480,911)	-
Acquisitions	1,521,947	182,728
Balance, end of period	1,816,115	775,079

Construction in Process- Raft River Project
Balance, beginning of period	949,036	-
Contributed to subsidiary	(5,882,803)	-
Reimbursed by partner	(4,917,100)	-
Acquisitions	12,084,849	949,036
Balance, end of period	2,233,982	949,036

Other Equipment
Balance, beginning of period	5,325	5,325
Acquisitions	102,800	-
Balance, end of period	108,125	5,325
Less: Accumulated depreciation	(19,836)	(3,325)
Balance, end of period	88,289	2,000

	$4,138,386	$1,726,115

NOTE 5 - CAPITAL STOCK

The Company is authorized to issue 100,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

During the quarter ended March 31, 2007, the Company issued 62,500 common shares upon the exercise of 12,500 stock options, plus 50,000 broker compensation options at an exercise price of $1.00 CDN ($0.83 U.S.).

During the quarter ended December 31, 2006, the Company issued 72,741 shares to employees in satisfaction of employment agreements at an average price of $0.90, and 23,573 shares previously held in escrow were cancelled and returned to treasury.

During the quarter ended September 30, 2006, the Company issued 395,000 common shares upon the exercise of 280,000 stock purchase warrants at an exercise price of $0.85 CDN ($0.73 -$0.75 U.S.), the exercise of 15,000 stock purchase warrants at an exercise price of $1.25 CDN ($0.86 U.S.), and the exercise of 100,000 options at an exercise price of $0.60 CDN ($0.54 U.S.).

During the quarter ended June 30, 2006, the Company issued 40,000 common shares upon the exercise of 40,000 options at an exercise price of $0.60 CDN ($0.53 U.S.).

On April 3, 2006, the Company completed a private placement of 25,000,000 common shares at a price of $1.00 CDN ($0.86 U.S. as of April 3, 2006). Proceeds, net of financing fees, totaled $20,134,260. Of the net proceeds, $172,370 had been received in the Company’s bank accounts prior to year end. Since the subscription forms reflected a March 30, 2006 date, and the remainder of the cash of $19,961,890 was on deposit with Dundee Securities Corporation, the private placement was recorded as “Private placement proceeds receivable” and as “Capital Stock Issuable” in the financial statements at March 31, 2006.

During the quarter ended March 31, 2006, the Company issued 691,304 common shares upon the exercise of 378,370 options at an exercise price of $0.60 CDN ($0.51 U.S.), the exercise of 192,934 stock purchase warrants at an exercise price of $0.75 U.S., and 120,000 common shares as a signing bonus as part of an employment agreement at a deemed price of $0.72 CDN ($0.61 U.S.).

During the quarter ended December 31, 2005, the Company issued 183,333 common shares upon the exercise of 100,000 options at an exercise price of $0.60 CDN ($0.51 U.S.) and 83,333 purchase warrants at an exercise price of $0.45 U.S.

During the quarter ended September 30, 2005, the Company issued 40,000 common shares upon the exercise of 40,000 options at an exercise price of $0.60 CDN ($0.51 U.S.).

During the quarter ended June 30, 2005, the Company issued 17,778 common shares upon the exercise of 17,778 options at an exercise price of $0.90 CDN ($0.73 U.S.).

Escrow Shares and Warrants

The following common shares are in escrow at the dates shown:

	March 31,	March 31,
	2007	2006

Common shares	0	2,150,309
Share purchase warrants	0	0

The escrow shares and warrants were held in escrow pursuant to standard requirements of the TSX Venture Exchange, which required that escrow conditions be placed upon the shares and share purchase warrants issued in conjunction with the acquisition of GEO - Idaho and the concurrently completed private placement, noted above. Shares were released from escrow at six month intervals, with the last release from escrow completed December 19, 2006. All stock purchase warrants previously held in escrow expired as of December 31, 2005, without exercise.

NOTE 6 - STOCK BASED COMPENSATION

The Company’s stock option plan provides for the grant of incentive stock options for up to 4,381,051 common shares to employees, consultants, officers and directors of the Company. All terms and conditions of the options are the same for external parties as well as internal employees and directors. Options are granted for a term of up to five years from the date of grant. Stock options granted generally vest over a period of eighteen months, with no conditions precedent to vesting. Since the plan has been administered by the Company’s Vancouver office and Pacific Corporate Trust Company, the Company has issued stock options with an exercise price stated in Canadian dollars per share.

U.S. Geothermal and their Board of Directors have previously provided additional incentive to our United States (“U.S.A.”) employees and consultants by offering stock options at a discount off market price as allowed by the TSX Venture exchange. The U.S.A. legislature and the Internal Revenue Service (“IRS”) are now issuing regulations to dissuade companies from granting these discounted stock options. Through the American Jobs Creation Act of 2004 and the Internal Revenue Code Section 409A, discounted stock options have now been classified as deferred compensation in which the “discount” is taxable at the date of vesting, instead of upon the date of exercise. They have also dictated that a 20% penalty on all discounts is to be paid at date of vesting. These new rules have been retroactively applied to all options vesting after January 1, 2005.

Since U.S. Geothermal stock options vest 25% on date of grant and 25% every six months thereafter, option holders would be subject to amending tax returns for prior years and paying tax and penalty on the value of the discount. These amendment and payments would be required whether or not the option holder exercises the options. The IRS is allowing option holders until December 31, 2007 to rectify the situation by allowing them to reprice the existing options to the market price on the date of option grant. As of March 31, 2007, the majority of our U.S.A. option holders have repriced their options to the market price on the date of grant. An adjustment to the fair market value of the repriced options was included in the stock compensation accrual for March 2007.

During the quarter ended March 31, 2007, the Company granted 235,000 stock options to consultants and employees exercisable at a price of $1.40 CDN ($1.24 U.S.) until January 22, 2012.

During the quarter ended September 30, 2006, the Company granted 170,000 stock options to consultants and employees exercisable at a price of $1.00 CDN ($0.89 U.S.) until July 31, 2011.

During the quarter ended June 30, 2006, the Company granted 1,763,000 stock options to consultants, employees, directors and officers exercisable at prices ranging from $0.85 to $1.00 CDN ($0.77 to $0.90 U.S.) until April 12, 2011.

During the year ended March 31, 2006, the Company granted 50,000 stock options to a consultant exercisable at a price of $0.72 CDN ($0.58 U.S.).

During the year ended March 31, 2005, the Company granted 560,000 stock options to consultants, directors and officers exercisable at prices ranging from $0.72 to $0.90 CDN ($0.58 to $0.72 U.S.).

During the year ended March 31, 2004, the Company granted 1,745,000 stock options to consultants, directors and officers exercisable at a price of $0.60 CDN ($0.48 U.S.).

The changes in stock options are as follows:

		Weighted
		Average	Weighted
	Number of	Exercise	Average	Aggregate
	shares under	Price Per	Fair Value	Intrinsic
	options	Share	(US $)	Value (US $)

Balance outstanding, March 31, 2004	1,745,000	$0.60 CDN	$0.28	$495,489
Forfeited	(240,000)	0.60 CDN	0.30	(70,880)
Exercised	(308,735)	0.60 CDN	0.27	(84,984)
Granted	560,000	0.85 CDN	0.45	250,408
Balance outstanding, March 31, 2005	1,756,265	0.68 CDN	0.34	590,033
Forfeited	(204,489)	0.63 CDN	0.31	(64,037)
Exercised	(536,148)	0.61 CDN	0.29	(153,641)
Granted	50,000	0.72 CDN	0.54	26,791
Balance outstanding, March 31, 2006	1,065,628	0.69 CDN	0.37	399,146
Forfeited	(145,000)	0.86 CDN	0.62	(90,487)
Exercised	(152,500)	0.63 CDN	0.30	(46,427)
Granted	2,168,000	1.05 CDN	0.99	2,140,719

Balance outstanding, March 31, 2007	2,936,128	$0.96 CDN	$0.82	$2,402,951

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model using the assumptions noted in the following table. Expected volatilities are based on historical volatility of the Company’s stock. The Company uses historical data to estimate option exercises and employee termination within the Black-Scholes model. The expected term of options granted represents the period of time that options granted are expected to be outstanding, based upon past experience and future estimates and includes data from the Plan. The risk-free rate for periods within the expected term of the option is based upon the U.S. Treasury yield curve in effect at the time of grant. The Company currently does not foresee the payment of dividends in the near term.

The fair value of the stock options granted was estimated using the Black-Scholes option-pricing model and is amortized over the vesting period of the underlying options. The weighted average fair value of options granted was $0.89 per share. The assumptions used to calculate the fair value are as follows:

	Fiscal Years Ended
	2007	2006	2005

Dividend yield	0	0	0
Expected volatility	82-149%	140%	144-155%
Risk free interest rate	3.94-4.20%	3.25%	2.83-3.18%
Expected life (years)	3.36	3.00	3.06

Changes in the subjective input assumptions can materially affect the fair value estimate and, therefore, the existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options.

The following table summarizes information about the stock options outstanding at March 31, 2007:

OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
		REMAINING
EXERCISE	NUMBER OF	CONTRACTUAL	NUMBER OF
PRICE	SHARES	LIFE (YEARS)	SHARES

$ 0.60CDN	355,628	1.91	355,628
0.72CDN	197,500	2.67	197,500
0.85 CDN	20,000	4.00	15,000
0.90CDN	347,500	2.67	347,500
1.00 CDN	1,615,500	4.00	807,750
1.15CDN	165,000	4.50	82,500
1.40 CDN	235,000	4.83	58,750

$ 0.96CDN	2,936,128	3.59	1,864,628

The following table summarizes information about the stock options outstanding at March 31, 2006:

OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
		REMAINING
EXERCISE	NUMBER OF	CONTRACTUAL	NUMBER OF
PRICE	SHARES	LIFE (YEARS)	SHARES

$ 0.60CDN	495,628	2.76	495,628
0.72CDN	520,000	3.67	390,000
0.90CDN	50,000	3.67	37,500

$ 0.67CDN	1,065,628	3.25	923,128

A summary of the status of the Company’s nonvested shares for the fiscal years ended March 31, 2007 and 2006, and changes during the years ended March 31, 2007 and 2006, are presented as follows:

		Weighted	Weighted
		Average Grant	Average
	Number of	Date Fair Value	Grant Date
	shares	Per Share	Fair Value

Nonvested, March 31, 2005	719,066	$0.68 CDN	$0.34
Granted	50,000	0.72 CDN	0.54
Vested	(386,566)	0.61 CDN	0.29
Forfeited	(240,000)	0.63 CDN	0.31
Nonvested, March 31, 2006	142,500	0.69 CDN	0.37

Granted	2,168,000	1.05 CDN	0.99
Vested	(1,094,000)	0.63 CDN	0.30
Forfeited	(145,000)	0.86 CDN	0.62
Nonvested, March 31, 2007	1,071,500	$0.96 CDN	$0.82

As of March 31, 2007, there was $408,078 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.5 years. The total fair value of shares vested during the years ended March 31, 2007, 2006, and 2005, was $992,778, $166,773, and $295,540, respectively.

Stock Purchase Warrants

As at March 31, 2007, no share purchase warrants are outstanding.

During the quarter ended September 30, 2006, stock purchase warrants representing 3,985,001 common shares at an exercise price of $1.25 CDN expired without being exercised, stock purchase warrants representing 280,000 common shares at an exercise price of $0.85 CDN were exercised, and stock purchase warrants representing 15,000 common shares at an exercise price of $1.25 CDN were exercised.

During the year ended March 31, 2006, stock purchase warrants representing 4,081,327 shares at an exercise price of $0.75 expired without exercise, stock purchase warrants representing 192,934 common shares at an exercise price of $0.75 were exercised, and stock purchase warrants representing 83,333 common shares at an exercise price of $0.45 were exercised.

NOTE 7 - RELATED PARTY TRANSACTIONS

At March 31, 2007 and March 31, 2006, the amounts of $9,510 and $10,083, respectively, are payable to directors and officers of the Company. These amounts are unsecured and due on demand.

At March 31, 2007, the Company’s subsidiary Raft River Energy I, LLC owed the Company $154,277 for operating and maintenance expenses. The receivable balance is comprised of unsecured demand obligations due within the next year of operations.

The Company incurred the following transactions with directors, officers and a company with a common director:

	Year Ended	Year Ended
	March 31,	March 31,
	2007	2006

Administrative services	$20,563	$19,584
Director fees	23,250	21,500
Consulting fees	24,000	24,960
Legal fees	-	871
Rent	-	13,863

	$67,813	$80,778

NOTE 8 - DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP

The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The material difference in respect to these financial statements between U.S. and Canadian GAAP is reflected in the recording of Property, Plant and Equipment. Under Canadian GAAP, development and exploration costs associated with the Raft River project (property lease payments, geological consulting fees, well monitoring and permitting, etc.) are recorded as a capital asset. Under U.S. GAAP, these amounts are expensed. As a result of the above, under Canadian GAAP the following line items in the consolidated balance sheets and income statements would have been presented as follows:

Consolidated Balance Sheets	U.S. GAAP March 31, 2007	Canadian GAAP March 31, 2007	U.S. GAAP March 31, 2006	Canadian GAAP March 31, 2006
Plant, Property & Equipment	$ 4,138,386	$ 4,578,997	$ 1,726,115	$ 2,166,726
Total Assets	22,673,340	23,113,951	21,895,933	22,336,544
Stockholders’ Equity	21,216,878	21,657,489	21,615,019	22,055,630
Total Liabilities & Stockholders’ Equity	22,673,340	23,113,951	21,895,933	22,336,544

Consolidated Statements of Operations and Comprehensive Loss	U.S. GAAP Year Ended March 31, 2007	Canadian GAAP Year Ended March 31, 2007	U.S. GAAP Year ended December 31, 2006	Canadian GAAP Year ended December 31, 2006
Exploration Expenditures	$ -	$ -	$ -	$ -
Loss from Operations	(2,987,869)	(2,987,869)	(1,663,069)	(1,607,755)
Net Loss	(1,792,584)	(1,792,584)	(1,523,385)	(1,468,071)

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Operating Lease Agreements
The Company has entered into several lease agreements with terms expiring up to December 1, 2034 for geothermal properties adjoining the Raft River Geothermal Property and for Neal Hot Springs. The leases provide for the following annual payments within the next five fiscal years:

Year Ending
March 31,

2007	$40,100
2008	45,400
2009	50,800
2010	53,800
2011	50,100
Thereafter	425,350

Power Sales Agreement
The Company has signed a 10 megawatt power purchase agreement with Idaho Power Company for sale of power generated from its planned phase one power plant. Sale of power generated from phase two power plants are currently under discussion. The Company has also signed a transmission agreement with Bonneville Power Administration for transmission of the electricity from this plant to Idaho Power, and from the phase two plants to other purchasers. These agreements are all contingent upon successful financing and construction of the power plant at Raft River.

Construction Contract
On December 5, 2005, the Company signed a contract (the “Ormat EPC Agreement”) with Ormat Nevada, Inc. (Ormat) for Ormat to construct a 13 megawatt geothermal power plant at Raft River, Idaho for a lump sum price of $20,200,000 (exclusive of taxes). The Company expects the output of the plant will be used to meet power delivery requirements of the Company’s agreements with Idaho Power Company. As part of the Ormat EPC Agreement, as amended, the Company has established a $1,000,000 letter of credit with Wells Fargo Bank to collateralize amounts committed by Ormat, but not paid by the Company. The amount will increase monthly until a maximum letter of credit amount of $10,252,000 is reached. A $5,363,400 money market fund is pledged as collateral backing the letter of credit as of March 31, 2007, and is reported as restricted cash.

Partnership Agreement Construction Costs
Under the Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of August 9, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and us, Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc., will contribute in staged payments a total of $34 million in cash and we will contribute $5 million in cash and approximately $1.5 million in production and injection wells and geothermal leases to Raft River Energy I LLC, the Phase 1 project joint venture company. If total construction costs exceed budget, US Geothermal will contribute the required additional funding to the joint venture.

Office Lease
The Company leases general office space for an executive office in Boise at an annual cost of $31,051. The underlying lease is a year-to-year lease that expires on January 31, 2008.

NOTE 10 - SUBSQUENT EVENT

The Company entered into an agreement with a syndicate of Canadian investment dealers to underwrite a private placement of 6,818,182 shares of common shares at a cost of $2.20 CDN per share to raise gross proceeds of approximately $15 million in Canadian dollars ($13.5 million US Dollars). The Underwriters exercised their option to purchase an additional 2,272,727 common shares at the issue price under the offering which could provide aggregate proceeds of approximately $20 million in Canadian dollars ($18.8 million US Dollars). The proceeds will be used to fund current and future plant development. The offering closed June 5, 2007 and is subject to certain conditions including, but not limited to, the approval of the TSX Venture Exchange.